UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2009

FIBERTOWER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21091	52-1869023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

185 Berry Street Suite 4800 San Francisco, California	94107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (415) 659-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 3, 2009, the board of directors (the “Board”) of FiberTower Corporation (“FiberTower”) elected Philip M. Kelley to fill a vacancy existing on the Board. Mr. Kelley was appointed as a Class II director with a term expiring at FiberTower’s annual meeting in 2011.

Mr. Kelley is currently the Senior Vice President—Corporate Development and Strategy of Crown Castle International Corp., whose wholly owned subsidiary Crown Castle Investment Corp. (“Crown Castle”) is our largest shareholder (owning approximately 17.4% of our common stock).  Certain affiliates of Crown Castle lease communications facilities to FiberTower.  During the year ended December 31, 2008, we paid these Crown Castle affiliates approximately $3.0 million under such leases.

Item 8.01                                             Other Events.

At FiberTower’s annual meeting of stockholders held on June 3, 2009, the stockholders elected each of the Class III director nominees named in the proxy statement relating to the meeting, ratified the appointment of Ernst & Young LLP as FiberTower’s independent registered public accounting firm for the fiscal year ending December 31, 2009, and approved a proposal to grant to the Board of Directors the discretionary authority to amend the certificate of incorporation to effect a reverse stock split at one of four ratios at any time prior to June 3, 2010, as described in the proxy statement.  At this time, the Board of Directors has not determined whether or not, or when, it may exercise this discretionary authority.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIBERTOWER CORPORATION

Date: June 8, 2009	By:	/s/ Thomas A. Scott
	Name:	Thomas A. Scott
	Title:	Chief Financial Officer